EX-99.2A2

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

OF

CITIGROUP ALTERNATIVE INVESTMENTS MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC

The undersigned, being duly authorized to execute and file this Certificate of Amendment to the Certificate of Formation of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC (the “Company”), does hereby certify as follows:

1.  The Certificate of Formation of the Company is hereby amended by striking out the first article thereof and by substituting in lieu of said first article the following:

“1. Name.  The name of the limited liability company formed hereby is SKYBRIDGE MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC.”

2.  Pursuant to Section 18-202 of the Delaware Limited Liability Company Act, this amendment shall become effective on July 30, 2010.

Executed on July 30, 2010

Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC

By:	/s/ Nathan J. Greene
Nathan J. Greene
Authorized Signatory